[redacted]

[redacted]

VILLAGE FARMS CANADA LIMITED PARTNERSHIP
4700 80TH STREET
DELTA BC V4K 3N3

Confirmation of Change in Repayment Terms

Issue date: Apr 4, 2026

Customer number: 0200621699

[redacted] confirms that the following repayment terms now apply to this loan. Unless otherwise indicated in the documentation, all other terms and conditions remain unchanged and in force and all existing security continues to secure this loan.

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Questions?
Call your local office at [redacted]
Customer Service at [redacted]

Loan Information

USD

Loan number:	[redacted]
Original loan amount:	$58,000,000.00
Principal balance:	$15,201,470.22
Annual interest rate:	6.861%
Interest type:	Variable open
Payment frequency:	Monthly
Maturity date:	Feb 3, 2031
End of amortization:	Jan 3, 2034

Please note: This is not a status of account for payout purposes or a payment notice. The payment amount shown only represents the principal and/or interest portion of your payment and does not include insurance, fees or past due.

	First Payment	Subsequent Payments
Payment type:	Fixed principal	Fixed principal
Payment amount:	$163,456.67 plus interest	$163,456.67 plus interest
Payment due date:	May 1, 2026	Jun 1, 2026

Parties to the Loan

[redacted]

This loan includes full prepayment privileges.

Your loan is currently on pre-authorized payments and the amount being withdrawn from your account has been changed to reflect your new payment amount.

Variable and Variable Open rates in effect are posted in [redacted] offices and may change without prior notice. The publication of the rates in [redacted] offices shall be conclusive and binding to determine the applicable interest rate.

6348c1 (2019-09-30)